EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-225535) pertaining to the 2016 Equity Incentive Plan, 2018 Incentive Award Plan and 2018 Employee Share Purchase Plan of MeiraGTx Holdings plc of our report dated March 26, 2019, with respect to the consolidated financial statements of MeiraGTx Holdings plc included in this Annual Report (Form 10-K) of MeiraGTx Holdings plc for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 26, 2019